For Investor Relations Contact:
Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS
STRONG REVENUE GROWTH IN FIRST QUARTER FISCAL 2005

Mountain View, CA—January 27, 2005—Catapult Communications Corporation (Nasdaq: CATT) today reported revenues and net income for its first fiscal quarter ended December 31, 2004.

Total revenues for the quarter were $15.9 million, an increase of 44% over revenues of $11.0 million reported for the comparable quarter a year ago. Net income for the first fiscal quarter was $3.8 million, a 317% increase over net income of $0.9 million in the first quarter of fiscal 2004. Gross profit margin was 86%, three percentage points higher than in the first quarter of fiscal 2004 due primarily to economies of scale in the cost of both products and services. Diluted earnings per share were $0.25, a 257% increase from $0.07 in the first quarter of fiscal 2004.

“I am extremely pleased to report that every one of our major regions met or exceeded its orders target in the first quarter of this fiscal year. As a result, our overall revenue, earnings, and cash flow all surpassed our initial expectations and we enter the March quarter with a significantly stronger backlog than usual,” said Dr. Richard A. Karp, Chairman and CEO.

BUSINESS OUTLOOK
“The March quarter is normally less predictable for us due to the back-end loaded nature of Japanese fiscal year-end spending. However, this year there is more likelihood that year-over-year growth will occur due to the higher than usual backlog entering the quarter. As a result, I currently expect that revenue in the second quarter of fiscal 2005 will be $18.9 million and net income per diluted share will be $0.34,” added Karp.

Catapult Communications will be discussing its first quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (800) 299-9630 to access the conference call. International and local participants can dial (617) 786-2904. Please reference Catapult Communications or reservation number 25825201. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on February 3, 2005. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 60700568.

ABOUT CATAPULT
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants, spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. Catapult is headquartered at 160 South Whisman Road, Mountain View, CA. 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan, China and Australia.

FORWARD LOOKING STATEMENTS
The statement in this press release regarding the Company’s expected revenues and net income for its second fiscal quarter is a forward-looking statement. This statement is subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s dependence on a limited number of customers and the resulting effect of delays or cancellations by such customers of their orders; inability by the Company to meet its production and/or product development schedules; the demand for telecommunications equipment in general, and, in particular, for software-based telecommunications test systems; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)
	For the three months ended
	December 31,
	2004	2003
Revenues:
Products	$12,373	$8,421
Services	3,498	2,628

Total revenues	15,871	11,049

Cost of revenues:
Products	1,242	1,001
Services	821	720
Amortization of purchased technology	171	171

Total cost of revenues	2,234	1,892

Gross profit	13,637	9,157

Operating expenses:
Research and development	2,971	2,652
Sales and marketing	4,703	3,950
General and administrative	1,906	1,676

Total operating expenses	9,580	8,278

Operating income	4,057	879
Interest income	224	194
Interest expense	—	(88)
Other income	7	104

Income before income taxes	4,288	1,089
Provision for income taxes	475	174

Net income	$3,813	$915

Net income per share:
Basic	$0.26	$0.07

Diluted	$0.25	$0.07

Shares used in per share calculation:
Basic	14,600	12,904

Diluted	15,147	13,196

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)
	December 31,	September 30,
	2004	2004
ASSETS
Current Assets:
Cash and cash equivalents	$42,513	$18,320
Short-term investments	14,464	34,350
Accounts receivable, net	14,805	10,110
Inventory	2,617	2,380
Other current assets	2,249	2,623

Total current assets	76,648	67,783
Property and equipment, net	2,384	2,640
Goodwill and other intangibles	54,211	54,466
Other assets	3,322	3,382

Total assets	$136,565	$128,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$6,940	$7,048
Deferred revenue — current portion	8,177	5,388

Total current liabilities	15,117	12,436
Deferred Revenue — long-term portion	304	70

Total liabilities	15,421	12,506

Total stockholders’ equity	121,144	115,765

Total liabilities and stockholders’ equity	$136,565	$128,271